UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

Seventy Seven Energy Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-36354	45-3338422
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

777 N.W. 63rd Street Oklahoma City, Oklahoma		73116
(Address of principal executive offices)		(Zip Code)
(405) 608-7777
(Registrant’s telephone number, including area code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 30, 2015, the Compensation Committee of the Board of Directors of Seventy Seven Energy Inc. (the "Company") approved a 2015 incentive program for Company employees. The incentive program is intended to provide cash incentives to employees, including executive officers, for achieving specified performance targets on a business unit and overall Company basis, such as revenue, gross margin, total recordable incident rate and total stockholder return, for 2015. The targets and their relative weighting are specific to each business unit. Each executive's performance will be determined based upon the relative weighting of business unit performance and overall company performance established for such executive. Under the program, the performance of all executive officers is dependent in some measure on the performance of the Company overall. Performance based incentive compensation target amounts under the program for the named executive officers are as follows:

Named Executive Officer	Target Amount
Jerry Winchester	$890,000
Karl Blanchard	$510,000
Cary Baetz	$337,500
James Minmier	$315,000
William Stanger	$260,000

Following the end of the performance period, the Compensation Committee will determine the payment amount for each award based on the Compensation Committee's evaluation of the achievement level of the pre-established performance objectives. Such payment amount will range from 0% to 200% of each executive officer’s target amount. Payments pursuant to the awards, if any, are expected to be made in the first quarter of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 3, 2015		SEVENTY SEVEN ENERGY INC.
	By:	/s/ Cary Baetz
Cary Baetz
Chief Financial Officer and Treasurer